Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2020 FINANCIAL RESULTS

WILMINGTON, Del., October 20, 2020 — Navient (Nasdaq: NAVI) today released its third-quarter 2020 financial results.

OVERALL RESULTS

•   GAAP net income of $207 million ($1.07 diluted earnings per share) compared to net income of $145 million ($0.63 diluted earnings per share) in the year-ago quarter.

•   Adjusted(1) diluted Core Earnings(2) per share of $1.03 compared to $0.65 in the year-ago quarter.

•   Core Earnings of $192 million ($0.99 diluted Core Earnings per share) compared to $142 million ($0.62 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “The immense challenges brought on by the COVID-19 crisis have resulted in new and changing needs for our customers and clients and we continue to respond by leveraging our deep operational and customer service-focused experience,” said Jack Remondi, president and CEO of Navient. “This quarter’s outstanding results across each of our segments demonstrate the strength and resiliency of our business model. Some highlights include rapid deployment of tailored and enhanced service offerings in business processing and very strong credit performance in our high-quality education loan portfolio.”

HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT

•   Net interest income increased 12%.

•   FFELP Loan delinquency rate decreased 10% from 10.3% to 9.3%.

•   Forbearance rate declined to 14.3%, after peaking at 28.5% in second-quarter 2020 due to COVID-19.

CONSUMER LENDING SEGMENT

•   Originated $1.3 billion of Private Education Refinance Loans, down 9% as we reduced marketing efforts primarily due to COVID-19 related capital markets volatility.

•   Private Education Loan delinquency rate decreased 50% from 4.8% to 2.4%.

•   Forbearance rate declined to 4.0%, after peaking at 14.7% in second-quarter 2020 due to COVID-19.

BUSINESS PROCESSING SEGMENT

•   EBITDA(2) increased $10 million, or 77%, to $23 million, primarily due to revenue earned from new contracts to support states.

•   Contingent collections receivables inventory increased 6% to $15.0 billion.

CAPITAL

•   Repurchased $65 million of common shares. $600 million repurchase authority remains outstanding.

•   Paid $31 million in common stock dividends.

•   Adjusted tangible equity ratio(2) of 4.1%. Pro forma adjusted tangible equity ratio of 6.4%.(3)

FUNDING & LIQUIDITY	• Issued $2.3 billion in term ABS. • $1.8 billion of cash as of September 30, 2020.
EXPENSES	• Adjusted Core Earnings expenses(4) decreased $20 million to $224 million.

(1)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes $11 million and $9 million of net restructuring and regulatory-related expenses in third-quarters 2020 and 2019, respectively.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 4 – 5.

(3)

See “Adjusted Tangible Equity Ratio” on page 23 for the pro forma calculation of this ratio of 6.4% which excludes the cumulative net mark-to-market losses related to derivative accounting recognized under GAAP.

(4)	Adjusted Core Earnings expenses, a non-GAAP financial measure, exclude $11 million and $9 million of net restructuring and regulatory-related expenses in third-quarters 2020 and 2019, respectively.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q20	2Q20	3Q19

Net interest income	$161	$171	$144
Provision for loan losses	4	3	8
Other revenue	87	94	120

Total revenue	244	262	256
Expenses	64	70	89

Pre-tax income	180	192	167

Net income	$137	$146	$128

Segment net interest margin	1.03%	1.07%	.82%
FFELP Loans:
FFELP Loan spread	1.10%	1.15%	.88%
Provision for loan losses	$4	$3	$8
Charge-offs	$9	$12	$9
Charge-off rate	.07%	.11%	.06%
Greater than 30-days delinquency rate	9.3%	8.2%	10.3%
Greater than 90-days delinquency rate	3.5%	3.8%	5.8%
Forbearance rate	14.3%	26.6%	12.6%
Average FFELP Loans	$60,695	$62,141	$67,206
Ending FFELP Loans, net	$59,559	$60,921	$66,087

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.6	5.6	5.7
Total federal loans serviced	$284	$282	$289
Contingent collections receivables inventory	$13.0	$13.5	$23.3

DISCUSSION OF RESULTS — 3Q20 vs. 3Q19

•	Core Earnings increased 7% to $137 million compared to $128 million in the year-ago quarter.

•	Net interest income increased $17 million primarily due to an increase in unhedged floor income as a result of the decrease in interest rates.

•	Provision for loan losses decreased $4 million. See pages 25 – 28 for discussion regarding transition to CECL on January 1, 2020.

○

Charge-offs were $9 million, unchanged from third-quarter 2019. CECL requires the charge-offs to include the premium or discount related to defaulted loans which increased the third-quarter 2020 and second-quarter 2020 charge-offs by $3 million and $4 million, respectively.

○	Delinquencies greater than 30 days were $4.5 billion compared with $5.6 billion in third-quarter 2019.

○

Forbearances were $8.1 billion, up $0.3 billion from $7.8 billion in pre-COVID-19 third-quarter 2019. Forbearances have declined by approximately $9 billion from the COVID-19 peak in second-quarter 2020.

•

Other revenue decreased $33 million primarily due to a $22 million decrease in asset recovery revenue, which was primarily a result of the natural decline in the contingent collections receivable inventory as well as the impact of COVID-19 on certain collection activities. In addition, there was a $7 million decline related to the wind-down of certain transition services provided.

•	Expenses were $25 million lower primarily as a result of the decrease in asset recovery volume and transition services discussed above as well as improvements in operating efficiencies.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q20	2Q20	3Q19

Net interest income	$189	$188	$199
Provision for loan losses	10	41	56
Other revenue	1	1	3

Total revenue	180	148	146
Expenses	37	34	44

Pre-tax income	143	114	102

Net income	$110	$87	$79

Segment net interest margin	3.24%	3.20%	3.45%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.45%	3.39%	3.67%
Provision for loan losses	$10	$41	$56
Charge-offs(1)	$40	$48	$87
Charge-off rate(1)	.75%	.97%	1.60%
Greater than 30-days delinquency rate	2.4%	2.0%	4.8%
Greater than 90-days delinquency rate	.6%	1.0%	2.3%
Forbearance rate	4.0%	8.4%	3.0%
Average Private Education Loans	$22,473	$23,008	$22,205
Ending Private Education Loans, net	$21,289	$21,462	$21,846
Private Education Refinance Loans:
Charge-offs	$2	$2	$1
Greater than 90-days delinquency rate	—%	.1%	—%
Average balance of Private Education Refinance Loans	$7,768	$7,710	$4,778
Ending balance of Private Education Refinance Loans	$7,873	$7,455	$5,313
Private Education Refinance Loan originations	$1,288	$238	$1,420

(1)

Excluding the $23 million and $21 million of charge-offs on the expected future recoveries of charged-off loans in third-quarters 2020 and 2019, respectively, that occurred as a result of changing the charge-off rate from 81% to 81.4% in third-quarter 2020 and from 80.5% to 81% in third-quarter 2019.

DISCUSSION OF RESULTS — 3Q20 vs. 3Q19

•	Originated $1.3 billion of Private Education Refinance Loans compared to $1.4 billion in the year-ago quarter.

•	Core Earnings increased 39% to $110 million compared to $79 million in the year-ago quarter.

•	Net interest income decreased $10 million primarily due to the natural paydown of the non-refinance loan portfolio.

•

Provision for loan losses decreased $46 million primarily due to the adoption of CECL on January 1, 2020. See pages 25 – 28 for discussion regarding transition to CECL on January 1, 2020. Provision of $10 million in third-quarter 2020 primarily related to the origination of $1.3 billion of loans during the quarter. Private Education Loan performance results include:

○

Excluding the $23 million and $21 million, respectively, related to the change in the portion of the loan amount charged off at default, charge-offs were $40 million compared with $87 million in third-quarter 2019.

○	Private Education Loan delinquencies greater than 90 days: $135 million, down $353 million from $488 million in third-quarter 2019.

○	Private Education Loan delinquencies greater than 30 days: $499 million, down $530 million from $1.0 billion in third-quarter 2019.

○

Private Education Loan forbearances: $867 million, up $207 million from $660 million in pre-COVID-19 third-quarter 2019. Forbearances have declined by approximately $2.5 billion from the COVID-19 peak in second-quarter 2020.

•	Expenses were $7 million lower primarily due to improvements in operating efficiencies.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q20	2Q20	3Q19

Revenue from government services	$56	$43	$39
Revenue from healthcare services	34	21	27

Total fee revenue	90	64	66
Expenses	69	57	54

Pre-tax income	21	7	12

Net income	$16	$6	$9

EBITDA(1)	$23	$8	$13
EBITDA margin(1)	25%	13%	20%
Contingent collections receivables inventory (in billions)	$15.0	$14.5	$14.2

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 3Q20 vs. 3Q19

•	Core Earnings increased 78% to $16 million compared to $9 million in the year-ago quarter.

•

Revenue increased $24 million, or 36%, primarily as a result of revenue earned from contracts in which we were selected in second-quarter 2020 to support states in providing unemployment benefits and contact tracing services. These increases were partially offset by the impact of COVID-19 (temporary stoppage or other restrictions on certain collection/processing activity and lower volume in the transportation business).

•	EBITDA was $23 million, up $10 million from the year-ago quarter. The increase in EBITDA is primarily the result of the revenue increase discussed above. EBITDA margin increased to 25% from 20%.

•	Contingent collections receivables inventory increased 6% to $15.0 billion.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 13 – 22 for a reconciliation between GAAP net income and Core Earnings.

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. See “Adjusted Tangible Equity Ratio” on page 23 for a reconciliation of the Adjusted Tangible Equity Ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 23 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the SEC on Feb. 27, 2020). Certain reclassifications have been made to the balances as of and for the three months ended June 30, 2019, to be consistent with classifications adopted for 2020, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, October 21, 2020, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 1654327 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through November 4, 2020, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 1654327.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2019, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
GAAP Basis
Net income (loss)	$207	$125	$145	$227	$425
Diluted earnings (loss) per common share	$1.07	$.64	$.63	$1.15	$1.79
Weighted average shares used to compute diluted earnings per share	194	195	228	197	238
Net interest margin, Federal Education Loan segment	1.04%	.92%	.79%	.91%	.79%
Net interest margin, Consumer Lending segment	3.36%	3.29%	3.52%	3.33%	3.37%
Return on assets	.94%	.56%	.61%	.34%	.59%
Ending FFELP Loans, net	$59,559	$60,921	$66,087	$59,559	$66,087
Ending Private Education Loans, net	21,289	21,462	21,846	21,289	21,846

Ending total education loans, net	$80,848	$82,383	$87,933	$80,848	$87,933

Average FFELP Loans	$60,695	$62,141	$67,206	$62,238	$69,157
Average Private Education Loans	22,473	23,008	22,205	22,863	22,474

Average total education loans	$83,168	$85,149	$89,411	$85,101	$91,631

Core Earnings Basis(1)
Net income	$192	$179	$142	$464	$454
Diluted earnings per common share	$.99	$.92	$.62	$2.36	$1.91
Adjusted diluted earnings per common share(2)	$1.03	$.91	$.65	$2.44	$1.97
Weighted average shares used to compute diluted earnings per share	194	195	228	197	238
Net interest margin, Federal Education Loan segment	1.03%	1.07%	.82%	.97%	.81%
Net interest margin, Consumer Lending segment	3.24%	3.20%	3.45%	3.25%	3.29%
Return on assets	.87%	.81%	.60%	.69%	.63%
Ending FFELP Loans, net	$59,559	$60,921	$66,087	$59,559	$66,087
Ending Private Education Loans, net	21,289	21,462	21,846	21,289	21,846

Ending total education loans, net	$80,848	$82,383	$87,933	$80,848	$87,933

Average FFELP Loans	$60,695	$62,141	$67,206	$62,238	$69,157
Average Private Education Loans	22,473	23,008	22,205	22,863	22,474

Average total education loans	$83,168	$85,149	$89,411	$85,101	$91,631

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures – Core Earnings.”

(2)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes net restructuring and regulatory-related expenses of $11 million, $(1) million and $9 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $22 million and $19 million for the nine months ended September 30, 2020 and 2019, respectively. Regulatory-related expenses in the three months ended June 30, 2020 are net of $10 million insurance reimbursements for costs related to such matters, and regulatory-related expenses in the nine months ended September 30, 2020 and 2019 are net of $10 million and $10 million, respectively, of insurance reimbursements for costs related to such matters.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				September 30, 2020 vs. June 30, 2020		September 30, 2020 vs. September 30, 2019
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	$	%	$	%
Interest income:
FFELP Loans	$410	$455	$706	$(45)	(10)%	$(296)	(42)%
Private Education Loans	350	362	437	(12)	(3)	(87)	(20)
Cash and investments	1	2	23	(1)	(50)	(22)	(96)

Total interest income	761	819	1,166	(58)	(7)	(405)	(35)
Total interest expense	425	519	854	(94)	(18)	(429)	(50)

Net interest income	336	300	312	36	12	24	8
Less: provisions for loan losses	14	44	64	(30)	(68)	(50)	(78)

Net interest income after provisions for loan losses	322	256	248	66	26	74	30
Other income (loss):
Servicing revenue	54	52	60	2	4	(6)	(10)
Asset recovery and business processing revenue	125	102	123	23	23	2	2
Other income (loss)	—	9	9	(9)	(100)	(9)	(100)
Gains (losses) on derivative and hedging activities, net	(2)	(30)	4	28	(93)	(6)	(150)

Total other income (loss)	177	133	196	44	33	(19)	(10)
Expenses:
Operating expenses	232	213	251	19	9	(19)	(8)
Goodwill and acquired intangible asset impairment and amortization expense	5	5	6	—	—	(1)	(17)
Restructuring/other reorganization expenses	3	1	2	2	200	1	50

Total expenses	240	219	259	21	10	(19)	(7)

Income before income tax expense	259	170	185	89	52	74	40
Income tax expense	52	45	40	7	16	12	30

Net income	$207	$125	$145	$82	66%	$62	43%

Basic earnings per common share	$1.08	$.65	$.64	$.43	66%	$.44	69%

Diluted earnings per common share	$1.07	$.64	$.63	$.43	67%	$.44	70%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2020	2019	$	%
Interest income:
FFELP Loans	$1,435	$2,211	$(776)	(35)%
Private Education Loans	1,117	1,317	(200)	(15)
Other loans	—	2	(2)	(100)
Cash and investments	15	75	(60)	(80)

Total interest income	2,567	3,605	(1,038)	(29)
Total interest expense	1,658	2,714	(1,056)	(39)

Net interest income	909	891	18	2
Less: provisions for loan losses	153	208	(55)	(26)

Net interest income after provisions for loan losses	756	683	73	11
Other income (loss):
Servicing revenue	163	182	(19)	(10)
Asset recovery and business processing revenue	337	364	(27)	(7)
Other income (loss)	17	37	(20)	(54)
Gains on sales of loans	—	16	(16)	(100)
Gains on debt repurchases	—	59	(59)	(100)
Gains (losses) on derivative and hedging activities, net	(255)	(21)	(234)	1,114

Total other income (loss)	262	637	(375)	(59)
Expenses:
Operating expenses	695	749	(54)	(7)
Goodwill and acquired intangible asset impairment and amortization expense	16	23	(7)	(30)
Restructuring/other reorganization expenses	9	4	5	125

Total expenses	720	776	(56)	(7)

Income before income tax expense	298	544	(246)	(45)
Income tax expense	71	119	(48)	(40)

Net income	$227	$425	$(198)	(47)%

Basic earnings per common share	$1.16	$1.81	$(.65)	(36)%

Diluted earnings per common share	$1.15	$1.79	$(.64)	(36)%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	September 30, 2020	June 30, 2020	September 30, 2019
Assets
FFELP Loans (net of allowance for losses of $297, $302 and $65 respectively)	$59,559	$60,921	$66,087
Private Education Loans (net of allowance for losses of $1,091, $1,098 and $1,101, respectively)	21,289	21,462	21,846
Investments	311	316	241
Cash and cash equivalents	1,775	1,632	1,583
Restricted cash and cash equivalents	2,439	2,357	2,677
Goodwill and acquired intangible assets, net	741	746	763
Other assets	3,550	3,611	3,356

Total assets	$89,664	$91,045	$96,553

Liabilities
Short-term borrowings	$7,078	$7,310	$7,004
Long-term borrowings	79,137	80,260	84,769
Other liabilities	1,184	1,349	1,528

Total liabilities	87,399	88,919	93,301

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 453 million, 453 million and 450 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,220	3,215	3,188
Accumulated other comprehensive loss, net of tax benefit	(294)	(317)	(124)
Retained earnings	3,175	2,999	3,527

Total Navient Corporation stockholders’ equity before treasury stock	6,105	5,901	6,595
Less: Common stock held in treasury: 267 million, 259 million and 229 million shares, respectively	(3,851)	(3,786)	(3,355)

Total Navient Corporation stockholders’ equity	2,254	2,115	3,240
Noncontrolling interest	11	11	12

Total equity	2,265	2,126	3,252

Total liabilities and equity	$89,664	$91,045	$96,553

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended September 30, 2020 Compared with Three Months Ended September 30, 2019

Net income was $207 million, or $1.07 diluted earnings per common share, compared with net income of $145 million, or $0.63 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $24 million, primarily as a result of an increase in FFELP Floor Income as a result of lower interest rates and the growth in the Private Education Refinance Loan portfolio, partially offset by the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $50 million (see pages 25 – 28 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $4 million.

○

The provision for Private Education Loan losses decreased $46 million. Provision of $10 million in third-quarter 2020 is primarily related to the origination of $1.3 billion of Private Education Loans.

•	Servicing revenue decreased $6 million primarily due to the natural paydown of the loan portfolio serviced for third parties.

•

Asset recovery and business processing revenue increased $2 million primarily as a result of revenue earned from contracts in which we were selected in second-quarter 2020 to support states in providing unemployment benefits and contact tracing services, which was partially offset by the natural decline of the Federal Education Loan segment contingent collections receivable inventory and the impact of COVID-19 on certain collection activities (temporary stoppage or other restrictions on certain collection/processing activity and lower volume in the transportation business).

•	Other income decreased $9 million primarily due to a $7 million decline in revenue related to the wind-down of certain transition services provided.

•

Net gains on derivative and hedging activities decreased $6 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $8 million and $7 million in the third quarters of 2020 and 2019, respectively, operating expenses were $224 million and $244 million in the third quarters of 2020 and 2019, respectively. The $20 million decrease was primarily a result of the decrease in the Federal Education Loan asset recovery revenue and transition services revenue discussed above as well as ongoing cost saving initiatives across the Company.

•

During the three months ended September 30, 2020 and 2019, the Company incurred $3 million and $2 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to lease terminations and severance-related costs.

We repurchased 7.7 million and 9.7 million shares of our common stock during the third quarters of 2020 and 2019, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 34 million common shares (or 15%) from the year-ago period.

Nine Months Ended September 30, 2020 Compared with Nine Months Ended September 30, 2019

Net income was $227 million, or $1.15 diluted earnings per common share, compared with net income of $425 million, or $1.79 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $18 million, primarily as a result of an increase in FFELP Floor Income as a result of lower interest rates and the growth in the Private Education Refinance Loan portfolio, which was partially offset by the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $55 million (see pages 25 – 28 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $10 million.

○

The provision for Private Education Loan losses decreased $45 million. Provision of $140 million in the current period is primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions.

•	Servicing revenue decreased $19 million primarily due to the natural paydown of the loan portfolio serviced for third parties.

•

Asset recovery and business processing revenue decreased $27 million primarily as a result of the natural decline of the Federal Education Loan segment contingent collections receivable inventory, the impact of COVID-19 on certain collection activities (temporary stoppage or other restrictions on certain collection/processing activity and lower volume in the transportation business) as well as Business Processing segment contract terminations and expirations that occurred in the second half of 2019. These decreases were partially offset by revenue earned from contracts in which we were selected in second-quarter 2020 to support states in providing unemployment benefits and contact tracing services.

•	Other income decreased $20 million primarily due to an $11 million decline in revenue related to the wind-down of certain transition services provided.

•

Net gains on sales of loans decreased $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in the year-ago period. There were no loan sales in the current period.

•	Net gains on debt repurchases decreased by $59 million. There were no debt repurchases in the current period compared to $184 million repurchased at a $59 million gain in the year-ago period.

•

Net losses on derivative and hedging activities increased $234 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods. In particular, the net loss in the nine months ended September 30, 2020 was primarily related to the significant reduction in interest rates and resulting impact on the mark-to-market of the derivatives used to economically hedge FFELP Loan floor income that do not qualify for hedge accounting.

•

Excluding net regulatory-related costs of $13 million and $15 million in the nine months ended September 30, 2020 and 2019, respectively, operating expenses were $682 million and $734 million in the nine months ended September 30, 2020 and 2019, respectively. This $52 million decrease was primarily a result of the decrease in the Federal Education Loan asset recovery revenue and transition services revenue discussed above as well as ongoing cost saving initiatives across the Company. In addition, the nine months ended September 30, 2019, included $11 million of costs associated with proxy contest matters. Regulatory-related expenses in both the current and year-ago periods are net of $10 million insurance reimbursements for costs related to such matters.

•

During the nine months ended September 30, 2020 and 2019, the Company incurred $9 million and $4 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to severance-related costs.

We repurchased 30.6 million and 28.7 million shares of our common stock during the nine months ended September 30, 2020 and 2019, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 41 million common shares (or 17%) from the year-ago period.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$393	$350	$—	$—	$743	$31	$(14)	$17	$760
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	393	350	—	1	744	31	(14)	17	761
Total interest expense	232	161	—	30	423	7	(5)	2	425

Net interest income (loss)	161	189	—	(29)	321	24	(9)	15	336
Less: provisions for loan losses	4	10	—	—	14	—	—	—	14

Net interest income (loss) after provisions for loan losses	157	179	—	(29)	307	24	(9)	15	322
Other income (loss):
Servicing revenue	53	1	—	—	54	—	—	—	54
Asset recovery and business processing revenue	35	—	90	—	125	—	—	—	125
Other income (loss)	(1)	—	—	1	—	(24)	22	(2)	(2)

Total other income (loss)	87	1	90	1	179	(24)	22	(2)	177
Expenses:
Direct operating expenses	64	37	69	—	170	—	—	—	170
Unallocated shared services expenses	—	—	—	62	62	—	—	—	62

Operating expenses	64	37	69	62	232	—	—	—	232
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	3	3	—	—	—	3

Total expenses	64	37	69	65	235	—	5	5	240

Income (loss) before income tax expense (benefit)	180	143	21	(93)	251	—	8	8	259
Income tax expense (benefit)(2)	43	33	5	(22)	59	—	(7)	(7)	52

Net income (loss)	$137	$110	$16	$(71)	$192	$—	$15	$15	$207

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$15	$—	$15
Total other income (loss)	(2)	—	(2)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$13	$(5)	8

Income tax expense (benefit)			(7)

Net income (loss)			$15

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$456	$362	$—	$—	$818	$13	$(14)	$(1)	$817
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	1	—	—	1	2	—	—	—	2

Total interest income	457	362	—	1	820	13	(14)	(1)	819
Total interest expense	286	174	—	31	491	25	3	28	519

Net interest income (loss)	171	188	—	(30)	329	(12)	(17)	(29)	300
Less: provisions for loan losses	3	41	—	—	44	—	—	—	44

Net interest income (loss) after provisions for loan losses	168	147	—	(30)	285	(12)	(17)	(29)	256
Other income (loss):
Servicing revenue	51	1	—	—	52	—	—	—	52
Asset recovery and business processing revenue	38	—	64	—	102	—	—	—	102
Other income (loss)	5	—	—	4	9	12	(42)	(30)	(21)

Total other income (loss)	94	1	64	4	163	12	(42)	(30)	133
Expenses:
Direct operating expenses	70	34	57	—	161	—	—	—	161
Unallocated shared services expenses	—	—	—	52	52	—	—	—	52

Operating expenses	70	34	57	52	213	—	—	—	213
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	70	34	57	53	214	—	5	5	219

Income (loss) before income tax expense (benefit)	192	114	7	(79)	234	—	(64)	(64)	170
Income tax expense (benefit)(2)	46	27	1	(19)	55	—	(10)	(10)	45

Net income (loss)	$146	$87	$6	$(60)	$179	$—	$(54)	$(54)	$125

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(29)	$—	$(29)
Total other income (loss)	(30)	—	(30)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$(59)	$(5)	(64)

Income tax expense (benefit)			(10)

Net income (loss)			$(54)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$721	$437	$—	$—	$1,158	$2	$(17)	$(15)	$1,143
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	11	4	—	8	23	—	—	—	23

Total interest income	732	441	—	8	1,181	2	(17)	(15)	1,166
Total interest expense	588	242	—	42	872	(4)	(14)	(18)	854

Net interest income (loss)	144	199	—	(34)	309	6	(3)	3	312
Less: provisions for loan losses	8	56	—	—	64	—	—	—	64

Net interest income (loss) after provisions for loan losses	136	143	—	(34)	245	6	(3)	3	248
Other income (loss):
Servicing revenue	57	3	—	—	60	—	—	—	60
Asset recovery and business processing revenue	57	—	66	—	123	—	—	—	123
Other income (loss)	6	—	—	3	9	(6)	10	4	13

Total other income (loss)	120	3	66	3	192	(6)	10	4	196
Expenses:
Direct operating expenses	89	44	54	—	187	—	—	—	187
Unallocated shared services expenses	—	—	—	64	64	—	—	—	64

Operating expenses	89	44	54	64	251	—	—	—	251
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	89	44	54	66	253	—	6	6	259

Income (loss) before income tax expense (benefit)	167	102	12	(97)	184	—	1	1	185
Income tax expense (benefit)(2)	39	23	3	(23)	42	—	(2)	(2)	40

Net income (loss)	$128	$79	$9	$(74)	$142	$—	$3	$3	$145

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$3	$—	$3
Total other income (loss)	4	—	4
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$7	$(6)	1

Income tax expense (benefit)			(2)

Net income (loss)			$3

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,430	$1,117	$—	$—	$2,547	$47	$(42)	$5	$2,552
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	7	3	—	5	15	—	—	—	15

Total interest income	1,437	1,120	—	5	2,562	47	(42)	5	2,567
Total interest expense	974	545	—	96	1,615	39	4	43	1,658

Net interest income (loss)	463	575	—	(91)	947	8	(46)	(38)	909
Less: provisions for loan losses	13	140	—	—	153	—	—	—	153

Net interest income (loss) after provisions for loan losses	450	435	—	(91)	794	8	(46)	(38)	756
Other income (loss):
Servicing revenue	158	5	—	—	163	—	—	—	163
Asset recovery and business processing revenue	126	—	211	—	337	—	—	—	337
Other income (loss)	8	—	—	9	17	(8)	(247)	(255)	(238)

Total other income (loss)	292	5	211	9	517	(8)	(247)	(255)	262
Expenses:
Direct operating expenses	217	109	180	—	506	—	—	—	506
Unallocated shared services expenses	—	—	—	189	189	—	—	—	189

Operating expenses	217	109	180	189	695	—	—	—	695
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	9	9	—	—	—	9

Total expenses	217	109	180	198	704	—	16	16	720

Income (loss) before income tax expense (benefit)	525	331	31	(280)	607	—	(309)	(309)	298
Income tax expense (benefit)(2)	124	78	7	(66)	143	—	(72)	(72)	71

Net income (loss)	$401	$253	$24	$(214)	$464	$—	$(237)	$(237)	$227

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(38)	$—	$(38)
Total other income (loss)	(255)	—	(255)
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$(293)	$(16)	(309)

Income tax expense (benefit)			(72)

Net income (loss)			$(237)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,258	$1,317	$—	$—	$3,575	$4	$(51)	$(47)	$3,528
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	41	13	—	21	75	—	—	—	75

Total interest income	2,300	1,331	—	21	3,652	4	(51)	(47)	3,605
Total interest expense	1,866	758	—	122	2,746	(2)	(30)	(32)	2,714

Net interest income (loss)	434	573	—	(101)	906	6	(21)	(15)	891
Less: provisions for loan losses	23	185	—	—	208	—	—	—	208

Net interest income (loss) after provisions for loan losses	411	388	—	(101)	698	6	(21)	(15)	683
Other income (loss):
Servicing revenue	174	8	—	—	182	—	—	—	182
Asset recovery and business processing revenue	165	—	199	—	364	—	—	—	364
Other income (loss)	22	1	—	12	35	(45)	26	(19)	16
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	47	47	39	(27)	12	59

Total other income (loss)	361	25	199	59	644	(6)	(1)	(7)	637
Expenses:
Direct operating expenses	270	117	165	—	552	—	—	—	552
Unallocated shared services expenses	—	—	—	197	197	—	—	—	197

Operating expenses	270	117	165	197	749	—	—	—	749
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	4	4	—	—	—	4

Total expenses	270	117	165	201	753	—	23	23	776

Income (loss) before income tax expense (benefit)	502	296	34	(243)	589	—	(45)	(45)	544
Income tax expense (benefit)(2)	115	68	8	(56)	135	—	(16)	(16)	119

Net income (loss)	$387	$228	$26	$(187)	$454	$—	$(29)	$(29)	$425

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(15)	$—	$(15)
Total other income (loss)	(7)	—	(7)
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total Core Earnings adjustments to GAAP	$(22)	$(23)	(45)

Income tax expense (benefit)			(16)

Net income (loss)			$(29)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Core Earnings net income attributable to Navient Corporation	$192	$179	$142	$464	$454
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	13	(59)	7	(293)	(22)
Net impact of goodwill and acquired intangible assets	(5)	(5)	(6)	(16)	(23)
Net tax effect	7	10	2	72	16

Total Core Earnings adjustments to GAAP	15	(54)	3	(237)	(29)

GAAP net income (loss) attributable to Navient Corporation	$207	$125	$145	$227	$425

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(2)	$(30)	$4	$(255)	$(21)
Plus: Gains (losses) on fair value hedging activity included in interest expense	(3)	(6)	11	(18)	20

Total gains (losses)	(5)	(36)	15	(273)	(1)
Plus: Settlements on derivative and hedging activities, net(1)	24	(12)	6	8	45

Mark-to market gains (losses) on derivative and hedging activities, net(2)	19	(48)	21	(265)	44
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(14)	(14)	(17)	(42)	(51)
Other derivative accounting adjustments(3)	8	3	3	14	(15)

Total net impact of derivative accounting	$13	$(59)	$7	$(293)	$(22)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(31)	$(13)	$(2)	$(47)	$(4)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	7	25	(4)	39	(2)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	(39)

Total reclassifications of settlements on derivative and hedging activities	$(24)	$12	$(6)	$(8)	$(45)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Floor Income Contracts	$32	$(10)	$(6)	$(157)	$(52)
Basis swaps	(10)	(21)	12	2	10
Foreign currency hedges	(8)	6	8	7	69
Other	5	(23)	7	(117)	17

Total mark-to-market gains (losses) on derivative and hedging activities, net	$19	$(48)	$21	$(265)	$44

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2020, derivative accounting has decreased GAAP equity by approximately $657 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Beginning impact of derivative accounting on GAAP equity	$(692)	$(629)	$(249)	$(235)	$(34)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	35	(63)	(40)	(422)	(255)

Ending impact of derivative accounting on GAAP equity	$(657)	$(692)	$(289)	$(657)	$(289)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Total pre-tax net impact of derivative accounting recognized in net income(a)	$13	$(59)	$7	$(293)	$(22)
Tax impact of derivative accounting adjustment recognized in net income	(1)	13	(2)	74	4
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	23	(17)	(45)	(203)	(237)

Net impact of net mark-to-market gains (losses) under derivative accounting	$35	$(63)	$(40)	$(422)	$(255)

(a) See “Core Earnings derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of September 30, 2020, the remaining amortization term of the net floor premiums was approximately 3 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of September 30, 2020, the remaining hedged period was approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019
Unamortized net Floor premiums (net of tax)	$47	$56	$88
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	366	398	519

Total hedged Floor Income, net of tax(1)(2)	$413	$454	$607

(1)  $540 million, $593 million and $788 million on a pre-tax basis as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively.

(2)  Of the $413 million as of September 30, 2020, approximately $47 million, $164 million and $106 million will be recognized as part of Core Earnings net income in the remainder of 2020, 2021 and 2022, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Core Earnings goodwill and acquired intangible asset adjustments	$(5)	$(5)	$(6)	$(16)	$(23)

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019
GAAP equity	$2,254	$2,115	$3,240
Less:
Goodwill and acquired intangible assets	741	746	763
Capital held for FFELP Loans	298	305	330

Adjusted tangible equity	$1,215	$1,064	$2,147

Divided by:
Total assets	$89,664	$91,045	$96,553
Less:
Goodwill and acquired intangible assets	741	746	763
FFELP Loans	59,559	60,921	66,087

Adjusted tangible assets	$29,364	$29,378	$29,703

Adjusted Tangible Equity Ratio(1)	4.1%	3.6%	7.2%

(1)  The following provides a pro forma of what the Adjusted Tangible Equity Ratio would be if the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019
Adjusted tangible equity (from above table)	$1,215	$1,064	$2,147
Plus: Ending impact of derivative accounting on GAAP equity (see page 21)	657	692	289

Pro forma adjusted tangible equity	$1,872	$1,756	$2,436

Adjusted tangible assets (from above table)	$29,364	$29,378	$29,703

Pro forma Adjusted Tangible Equity Ratio	6.4%	6.0%	8.2%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Pre-tax income	$21	$7	$12	$31	$34
Plus:
Depreciation and amortization expense(1)	2	1	1	4	4

EBITDA	$23	$8	$13	$35	$38

Divided by:
Total revenue	$90	$64	$66	$211	$199

EBITDA margin	25%	13%	20%	17%	19%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30, 2020		June 30, 2020		September 30, 2019

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$507		$512		$675
Loans in forbearance(2)	867		1,847		660
Loans in repayment and percentage of each status:
Loans current	20,507	97.6%	19,775	98.0%	20,626	95.2%
Loans delinquent 31-60 days(3)	224	1.1	128	.6	339	1.6
Loans delinquent 61-90 days(3)	140	.7	88	.4	202	.9
Loans delinquent greater than 90 days(3)	135	.6	210	1.0	488	2.3

Total Private Education Loans in repayment	21,006	100%	20,201	100%	21,655	100%

Total Private Education Loans, gross	22,380		22,560		22,990
Private Education Loan unamortized discount(4)	—		—		(646)

Total Private Education Loans	22,380		22,560		22,344
Private Education Loan receivable for partially charged-off loans(4)	—		—		603
Private Education Loan allowance for losses	(1,091)		(1,098)		(1,101)

Private Education Loans, net	$21,289		$21,462		$21,846

Percentage of Private Education Loans in repayment		93.9%		89.5%		94.2%

Delinquencies as a percentage of Private Education Loans in repayment		2.4%		2.0%		4.8%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.0%		8.4%		3.0%

Cosigner rate(5)		42%		43%		50%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)

In connection with the adoption of CECL on January 1, 2020: (1) the $498 million and $527 million of discounts as of September 30, 2020 and June 30, 2020, respectively, associated with the loans are now included as part of the respective loan balances for this disclosure and (2) the receivable for partially charged-off loans has been reclassified from the Private Education Loan balance to the allowance for loan loss. Both of these changes are prospective in nature as prior balances are not restated under CECL.

(5)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for third-quarter 2020, second-quarter 2020 and third-quarter 2019.

ALLOWANCE FOR LOAN LOSSES

On January 1, 2020, we adopted ASU No. 2016-13, “Financial Instruments — Credit Losses,” which requires measurement and recognition of an allowance for loan loss that estimates the remaining current expected credit losses (“CECL”) for financial assets measured at amortized cost held at the reporting date. Our prior allowance for loan loss was an incurred loss model. As a result, the new guidance results in an increase to our allowance for loan losses. The new standard impacts the allowance for loan losses related to our Private Education Loans and FFELP Loans.

The standard was applied through a cumulative-effect adjustment to retained earnings (net of tax) as of January 1, 2020, the effective date, for the education loans on our balance sheet as of that date (except for the $70 million purchased credit deteriorated portfolio where the related $43 million allowance is recorded as an increase to the basis of the loans). Subsequently, changes in the estimated remaining current expected credit losses, including estimated losses on newly originated education loans, will be recorded through provision (net income). This standard represents a significant change from existing GAAP and has resulted in material changes to the Company’s accounting for the allowance for loan losses.

Related to the adoption of CECL:

•

We have determined that, for modeling current expected credit losses, we can reasonably estimate expected losses that incorporate current and forecasted economic conditions over a three-year period. After this “reasonable and supportable” period, there is a two-year reversion period to Navient’s actual long-term historical loss experience over a full economic life cycle. The model used to project losses utilizes key credit quality indicators of the loan portfolio and predicts how those attributes are expected to perform in connection with the forecasted economic conditions. These losses are calculated on an undiscounted basis. We project losses at the loan level and make estimates regarding prepayments, recoveries on defaults and reasonably expected new Troubled Debt Restructurings (“TDRs”).

•

Separately, as it relates to interest rate concessions granted as part of our private education loan modification program, a discounted cash flow model is used to calculate the amount of interest forgiven for loans currently in the program. The present value of this interest rate concession is included in our CECL allowance for loan loss.

•	Charge-offs include the discount or premium related to such defaulted loan.

•

CECL requires our expected future recoveries for charged-off loans to be presented within the allowance for loan loss whereas previously, we accounted for our receivable for partially charged-off loans ($588 million as of December 31, 2019) as part of our Private Education Loan portfolio. This change is only a change in classification on the balance sheet and does not impact retained earnings at adoption of CECL or provision and net income post-adoption.

The total allowance for loan losses increased by $802 million upon adoption on January 1, 2020 (excluding the impact of the balance sheet reclassifications related to the expected future recoveries and purchased credit impaired portfolio discussed above). This had a corresponding reduction to equity of $620 million.

The following table summarizes the transition adjustments made as of January 1, 2020 in connection with adopting CECL:

(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance as of December 31, 2019 (prior to CECL)	$1,048	$64	$1,112
Transition adjustments made under CECL on January 1, 2020:
Current expected credit losses on non-Purchased Credit Deteriorated (“PCD”) portfolio(1)	542	260	802
Current expected credit losses on PCD portfolio(2)	43	—	43
Reclassification of the receivable for partially charged-off loans(3)	(588)	—	(588)

Net increase to allowance for loan losses under CECL	(3)	260	257

Allowance as of January 1, 2020 after CECL	$1,045	$324	$1,369

(1)	Recorded net of tax through retained earnings. Resulted in a $620 million reduction to equity.

(2)	Recorded as an increase in basis of the loans. No impact to equity.

(3)	Reclassification of the receivable for partially charged-off loans from the Private Education Loan balance to the allowance for loan losses. No impact to equity.

The following tables summarize the activity in the allowance for loan losses during the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30, 2020:

	QUARTERS ENDED
	September 30, 2020			June 30, 2020
(Dollars in millions)	Private Education Loans	FFELP Loans	Total	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$1,098	$302	$1,400	$1,083	$311	$1,394
Total provision	10	4	14	41	3	44
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	(23)	—	(23)	—	—	—
Net charge-offs remaining(2)	(40)	(9)	(49)	(48)	(12)	(60)

Total charge-offs(2)	(63)	(9)	(72)	(48)	(12)	(60)
Decrease in expected future recoveries on charged-off loans(3)	46	—	46	22	—	22

Allowance at end of period	1,091	297	1,388	1,098	302	1,400
Plus: expected future recoveries on charged-off loans(3)	503	—	503	549	—	549

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$1,594	$297	$1,891	$1,647	$302	$1,949

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.75%	.07%		.97%	.11%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	.44%	—%		—%	—%
Allowance coverage of charge-offs (annualized)(4)	6.4	8.8		8.6	6.3
Allowance as a percentage of the ending total loan balance(4)	7.1%	.5%		7.3%	.5%
Allowance as a percentage of ending loans in repayment(4)	7.6%	.6%		8.2%	.7%
Ending total loans	$22,380	$59,856		$22,560	$61,223
Average loans in repayment	$20,884	$47,597		$19,731	$44,144
Ending loans in repayment	$21,006	$48,716		$20,201	$42,640

(1)

In third-quarter 2020, the portion of the loan amount charged off at default on our Private Education Loans increased from 81% to 81.4%. This change resulted in a $23 million reduction to the balance of expected future recoveries on charged-off loans in third-quarter 2020.

(2)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.”

(3)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020
Beginning of period expected recoveries	$549	$571
Expected future recoveries of current period defaults	7	9
Recoveries	(28)	(28)
Charge-offs	(25)	(3)

End of period expected recoveries	$503	$549

Change in balance during period	$(46)	$(22)

(4)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

	NINE MONTHS ENDED
	September 30, 2020
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period (as of January 1, 2020)	$1,045	$324	$1,369
Total provision	140	13	153
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	(23)	—	(23)
Net charge-offs remaining(2)	(156)	(40)	(196)

Total charge-offs(2)	(179)	(40)	(219)
Decrease in expected future recoveries on charged-off loans(3)	85	—	85

Allowance at end of period	1,091	297	1,388
Plus: expected future recoveries on charged off loans(3)	503	—	503

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$1,594	$297	$1,891

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.00%	.11%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	.15%	—%
Allowance coverage of charge-offs (annualized)(4)	6.7	5.6
Allowance as a percentage of the ending total loan balance(4)	7.1%	.5%
Allowance as a percentage of ending loans in repayment(4)	7.6%	.6%
Ending total loans	$22,380	$59,856
Average loans in repayment	$20,739	$48,065
Ending loans in repayment	$21,006	$48,716

(1)

In third-quarter 2020, the portion of the loan amount charged off at default on our Private Education Loans increased from 81% to 81.4%. This change resulted in a $23 million reduction to the balance of expected future recoveries on charged-off loans in third-quarter 2020.

(2)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.”

(3)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020
Beginning of period expected recoveries	$588
Expected future recoveries of current period defaults	28
Recoveries	(84)
Charge-offs	(29)

End of period expected recoveries	$503

Change in balance during period	$(85)

(4)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

The following table summarizes the activity in the Private Education Loan allowance for loan losses for the year-ago periods presented:

	QUARTER ENDED	NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	September 30, 2019
Allowance at beginning of period	$1,151	$1,201
Provision for Private Education Loan losses	56	185
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	(21)	(21)
Net charge-offs remaining(2)	(87)	(267)

Total charge-offs(2)	(108)	(288)
Reclassification of interest reserve(3)	2	5
Loan sales	—	(1)

Allowance at end of period	$1,101	$1,101

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.60%	1.64%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	.39%	.13%
Allowance coverage of charge-offs (annualized)	2.6	2.9
Allowance as a percentage of the ending total loan balance	4.7%	4.7%
Allowance as a percentage of ending loans in repayment	5.1%	5.1%
Ending total loans(4)	$23,593	$23,593
Average loans in repayment	$21,549	$21,819
Ending loans in repayment	$21,655	$21,655

(1)

In third-quarter 2019, the portion of the loan amount charged off at default on our Private Education Loans increased from 80.5% to 81%. This change resulted in a $21 million reduction to the balance of the receivable for partially charged-off loans in third-quarter 2019.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. The table below summarizes the activity in the receivable for partially charged-off loans:

	QUARTER ENDED	NINE MONTHS ENDED
(Dollars in millions)	September 30, 2019	September 30, 2019
Receivable at beginning of period	$640	$674
Expected future recoveries of current period defaults	18	56
Recoveries	(31)	(98)
Charge-offs	(24)	(29)

Receivable at end of period	$603	$603

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.8 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We repurchased 7.7 million shares of common stock for $65 million in the third quarter of 2020 and have $600 million of remaining share repurchase authority as of September 30, 2020.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,775	$1,632	$1,583
Unencumbered FFELP Loans	332	266	206
Unencumbered Private Education Refinance Loans	415	481	330

Total GAAP and Core Earnings basis	$2,522	$2,379	$2,119

Average Balances

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,601	$1,315	$1,409	$1,356	$1,192
Unencumbered FFELP Loans	329	225	300	297	475
Unencumbered Private Education Refinance Loans	640	422	594	585	698

Total GAAP and Core Earnings basis	$2,570	$1,962	$2,303	$2,238	$2,365

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan asset-backed commercial paper (“ABCP”) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2020, June 30, 2020 and September 30, 2019, the maximum additional capacity under these facilities was $122 million, $242 million and $1.4 billion, respectively. For the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, the average maximum additional capacity under these facilities was $279 million, $256 million and $1.2 billion, respectively. For the nine months ended September 30, 2020 and 2019, the average maximum additional capacity under these facilities was $462 million and $1.2 billion, respectively. As of September 30, 2020, the maturity dates of these facilities ranged from November 2020 to April 2022.

Liquidity may also be available from our Private Education Loan ABCP facilities. Maximum borrowing capacity under these facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of September 30, 2020, June 30, 2020 and September 30, 2019, the maximum additional capacity under these facilities was $2.2 billion, $2.0 billion and $306 million, respectively. For the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, the average maximum additional capacity under these facilities was $2.2 billion, $1.1 billion and $1.2 billion, respectively. For the nine months ended September 30, 2020 and 2019, the average maximum additional capacity under these facilities was $1.4 billion and $1.2 billion, respectively. As of September 30, 2020, the maturity dates of these facilities ranged from October 2020 to December 2021. In October 2020, the maturity date of the facility that matured in October 2020 was extended to October 2021.

At September 30, 2020, we had a total of $6.3 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.9 billion principal of our unencumbered tangible assets of which $2.6 billion and $0.3 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2020, we had $6.0 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.3 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2019.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	September 30, 2020	June 30, 2020	September 30, 2019
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$3.8	$4.5
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.2	2.2	3.8
Tangible unencumbered assets(1)	6.4	6.3	5.8
Senior unsecured debt	(9.5)	(9.5)	(10.5)
Mark-to-market on unsecured hedged debt(2)	(.8)	(.8)	(.5)
Other liabilities, net	(.6)	(.6)	(.6)

Total tangible equity — GAAP Basis	$1.5	$1.4	$2.5

(1)	At September 30, 2020, June 30, 2020 and September 30, 2019, excludes goodwill and acquired intangible assets, net, of $741 million, $746 million and $763 million, respectively.

(2)

At September 30, 2020, June 30, 2020 and September 30, 2019, there were $708 million, $758 million and $425 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).